EXHIBIT 99.1
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                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                        PRIVATE OFFERING OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 30, 2004 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a private placement offering to eligible purchasers of $600 million of a new issue of senior notes due 2015. The notes are expected to be eligible for resale under Rule 144A. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors under regulation S of the Securities Act of 1933.

Chesapeake intends to use the net proceeds to fund its recently announced tender offer for all of its approximately $210 million outstanding 8.375% Senior Notes due 2008, to fund the recently announced acquisition of certain natural gas properties from Hallwood Energy Corporation, and to repay debt under its revolving bank credit facility. Remaining net proceeds from the offering will be used for general corporate purposes, including to fund costs of our drilling program and possible future acquisitions.

The new notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the new notes.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES.